Exhibit 4.2

TIVO SOLUTIONS INC.,

TIVO CORPORATION

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of September 7, 2016

2% Convertible Senior Notes due 2021

FIRST SUPPLEMENTAL INDENTURE, dated as of September 7, 2016 (this “Supplemental Indenture”), among TIVO SOLUTIONS INC., a Delaware corporation (f/k/a TiVo Inc.) (the “Company”), TIVO CORPORATION, a Delaware corporation (f/k/a Titan Technologies Corporation) (“Parent”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”), to the Indenture, dated as of September 22, 2014 (the “Indenture”), between the Company and the Trustee.

WHEREAS, the Company has heretofore executed and delivered the Indenture, pursuant to which the Company issued its 2% Convertible Senior Notes due 2021 (the “Securities”) in the original aggregate principal amount of $230,000,000, convertible under certain circumstances into cash and/or shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”), at the Company’s option;

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of April 28, 2016 (as amended, supplemented, restated or otherwise modified, the “Merger Agreement”), by and among the Company, Rovi Corporation, a Delaware corporation, Parent, Nova Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent, and Titan Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent, Titan will merge with and into the Company (the “Merger”) with the Company, as the surviving entity in the Merger, becoming a wholly owned subsidiary of Parent as of the date hereof;

WHEREAS, in connection with the Merger, each outstanding share of Company Common Stock will be converted into the right to receive $2.75 and 0.3853 of a share of common stock, par value $0.001 per share, of Parent Stock (the “Parent Common Stock”) in accordance with the terms of the Merger Agreement (collectively, the “Reference Property”);

WHEREAS, the Merger constitutes a Merger Event under the Indenture and Section 10.12 of the Indenture provides that in the case of any Merger Event, then, prior to or at the effective time of such Merger Event, as a condition precedent to such transaction, the Company shall execute and deliver to the Trustee a supplemental indenture permitted under Section 9.01(b) of the Indenture providing that the right to convert each $1,000 principal amount of Securities shall be changed into a right to convert such principal amount of Securities into Reference Property upon such Merger Event;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Company and the Trustee may enter into indentures supplemental to the Indenture to, among other things, (i) make any change that does not adversely affect the rights of any Holder or (ii) comply with the provisions of Section 10.12;

WHEREAS, the Board of Directors of Parent by resolutions adopted on September 7, 2016 and the Board of Directors of the Company by resolutions adopted on September 7, 2016, have duly authorized this Supplemental Indenture, and the entry into this Supplemental Indenture by the parties hereto is permitted by the provisions of the Indenture;

WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Section 13.03 of the Indenture; and

WHEREAS, the Company and Parent have requested that the Trustee execute and deliver this Supplemental Indenture and have satisfied all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms.

WITNESSETH:

NOW THEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions in the Supplemental Indenture. Unless otherwise specified herein or the context otherwise requires:

(a) a term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is amended or supplemented pursuant to this Supplemental Indenture;

(b) the terms defined in this Article and in this Supplemental Indenture include the plural as well as the singular;

(c) unless otherwise stated, a reference to a Section or Article is to a Section or Article of this Supplemental Indenture; and

(d) Article and Section headings herein are for convenience only and shall not affect the construction hereof.

ARTICLE 2

EFFECT OF MERGER ON CONVERSION PRIVILEGE

Section 2.01. Agreement of Parties.

(a) From and after the TiVo Effective Time (as defined in the Merger Agreement), each Holder of a Security that was outstanding immediately prior to the TiVo Effective Time shall have the right to convert each $1,000 principal amount of such Security into the amount of cash and Parent Common Stock that a holder of shares of Company Common Stock equal to the Conversion Rate immediately prior to such transaction would have owned or been entitled to receive, subject to the Company’s right to elect to pay cash upon such a conversion as provided in Section 10.02 of the Indenture.

(b) The provisions of the Indenture, as modified herein, including without limitation, (i) all references and provisions respecting the terms “Common Stock,” “Conversion Price,” “Conversion Rate” and “Ex-Dividend Date” and (ii) the provisions of Section 10.01(b) of the Indenture respecting when a Holder of Securities may surrender its Securities for conversion, shall continue to apply, mutatis mutandis, to the Holders’ right to convert each Security into the Reference Property. Parent hereby agrees to furnish Reference Property, if any, deliverable upon conversion of the Securities and be bound by the conversion provisions of Article 10 of the Indenture. As and to the extent required by Section 10.12 of the Indenture, the Conversion Rate (as defined in the Indenture) shall be adjusted as a result of events occurring subsequent to the date hereof with respect to the Reference Property as nearly equivalent as possible to the adjustments provided for in Article 10 of the Indenture, with respect to the Common Stock.

(c) The Company shall deliver cash in lieu of fractional securities or property that would otherwise be deliverable to holders upon conversion as part of the Reference Property with such amount of cash determined by the Board of Directors in a manner as nearly equivalent as may be practicable to that used by the Company to determine the Last Reported Sale Price of Company Common Stock.

Section 2.02. Amendments to the Indenture. The sixth paragraph of Section 13.01 of the Indenture is hereby amended and restated in full to read as follows:

“The Company’s address is:

TiVo Solutions Inc.

2160 Gold Street

San Jose, CA 95002

Attention: Chief Financial Officer and General Counsel

Facsimile: 408-519-5330

The Trustee’s address is:

Wells Fargo Bank, National Association

333 S. Grand Ave, Suite 5A

MAC: E2064-05A

Los Angeles, CA 90071

Attention: TiVo Administrator

Facsimile: 213-253-7598

Email: Madeliena.J.Hughes@wellsfargo.com”

ARTICLE 3

MISCELLANEOUS

Section 3.01. Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.02. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and Parent and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of the Supplemental Indenture as fully and with like force and effect as though set forth in full herein.

Section 3.03 Addresses for Notices, Etc. Any notice or demand that by any provision of the Indenture or this Supplemental Indenture is required or permitted to be given or served by the Trustee or by the Holders on Parent shall be deemed to have been sufficiently given or made, for all purposes if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed (until another address is filed by Parent with the Trustee) to TiVo Corporation, Two Circle Star Way, San Carlos, CA 94070, Attention: General Counsel.

Section 3.04. Governing Law. THIS SUPPLEMENTAL INDENTURE, THE INDENTURE AND THE SECURITIES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE OR THE SECURITIES, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.05. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.06. Effectiveness. This Supplemental Indenture shall not be effective until, and shall become effective upon, without further action by the parties hereto, the TiVo Effective Time.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

TIVO SOLUTIONS INC.

By:	/s/ Wesley Gutierrez
Name:	Wesley Gutierrez
Title:	Treasurer

TIVO CORPORATION

By:	/s/ Wesley Gutierrez
Name:	Wesley Gutierrez
Title:	Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Maddy Hughes
Name:	Maddy Hughes
Title:	Vice President

SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE